Exhibit 21.1

Subsidiaries of Burlington Stores, Inc. (DE)

Exact Name of Subsidiaries of Registrant as Specified in their Charter	State or Other Jurisdiction of
Incorporation or Organization Delaware
Burlington Holdings, LLC	Delaware
Burlington Coat Factory Holdings, LLC	Delaware
Burlington Coat Factory Investment Holdings, Inc.	Delaware
Burlington Coat Factory Warehouse Corporation	Florida
Burlington Merchandising Corporation	Delaware
Burlington Coat Factory of Texas, Inc.	Florida
Burlington Coat Factory of Texas, L.P.	Florida
Burlington Coat Factory of Kentucky, Inc.	Kentucky
Burlington Coat Factory Realty of Edgewater Park, Inc.	New Jersey
Burlington Coat Factory Realty of Pinebrook, Inc.	New Jersey
Burlington Coat Factory Warehouse of Edgewater Park, Inc.	New Jersey
Burlington Coat Factory Warehouse Edgewater Park Urban Renewal Corp.	New Jersey
Burlington Coat Factory Warehouse of New Jersey, Inc.	New Jersey
BCF Florence Urban Renewal, LLC	New Jersey
Burlington Coat Factory of Puerto Rico, LLC	Puerto Rico
Burlington Coat Factory Warehouse of Baytown, Inc.	Texas
Burlington Coat Factory of Pocono Crossing, LLC	Virginia
Florence Insurance Company, Inc.	New Jersey
Burlington Distribution Corp.	Delaware
Burlington Stores Charitable Foundation	Delaware
Burlington GA Distribution, LLC	Delaware
Burlington Distribution Ellabell, LLC	Delaware
Burlington Distribution Riverside, LLC	Delaware
Burlington AZ Distribution, LLC	Delaware
Burlington Procurement Company	Delaware